CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of Nuveen Investment Trust II of our report dated November 28, 2017, relating to the financial statements and financial highlights, which appears in Nuveen Symphony International Equity Fund, Nuveen Symphony Large-Cap Growth Fund, Nuveen Symphony Low Volatility Equity Fund, Nuveen Symphony Mid-Cap Core Fund, and Nuveen Symphony Small Cap Core Fund’s Annual Report on Form N-CSR for the year ended September 30, 2017. We also consent to the references to us under the headings “Independent Registered Public Accounting Firm” and “Financial Highlights” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Chicago, Illinois

January 25, 2018